EXHIBIT 99.3

C O R P O R A T E   P A R T I C I P A N T S

Ken Hunt

VASCO Data Security International - Chairman, Founder and CEO

Jan Valcke

VASCO Data Security International - President and COO

Cliff Bown

VASCO Data Security International - EVP and CFO

C O N F E R E N C E  C A L L  P A R T I C I P A N T S

Brian Freed

Morgan Keegan & Co., Inc. - Analyst

Joe Maxa

Dougherty & Company - Analyst

Andrew Abrams

Avian Securities - Analyst

Daniel Ives

FBR Capital Markets - Analyst

Scott Zeller

Needham & Company - Analyst

Ignatius Njoku

Jefferies & Company, Inc. - Analyst

Martin Yokosawa

Tory Asset Management - Analyst

Rob Owens

Pacific Crest Securities - Analyst

P R E S E N T A T I O N

Operator

Ladies and gentlemen, thank you very much for standing by and welcome to the Vasco Data Security International, Inc. Q3 earnings conference call. During this presentation, all participants are in a listen-only mode.

Afterwards, we will conduct a question-and-answer session (Operator Instructions). It is now my pleasure to turn the conference over to Ken Hunt, VASCO Data Security International, Inc. Please go ahead, sir.

Ken Hunt - VASCO Data Security International - Chairman, Founder and CEO

Good morning, everyone. For those listening in from Europe, good afternoon; and from Asia, good evening. My name is Ken Hunt and I’m the Chairman, Founder and CEO of VASCO Data Security International, Inc. On the call with me today are January Valcke, our President and Chief Operating Officer; and Cliff Bown, our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on forward-looking statements. Statements made in this conference call that relate to future plans, events or performances are forward-looking statements.

Any statement containing words such as believes, anticipates, plans, expects, and similar words is forward-looking and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to the Company’s filings with the US Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

Today we’re going to review the results for the third quarter of 2009. As always, we will host a question-and-answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

Despite today’s challenging economic climate, VASCO is pleased to report that the first three quarters of 2009 were all profitable quarters. As previously announced, we expect to be profitable throughout 2009.

Revenues for Q3 were $22.1 million, a decrease of 44% compared to third quarter 2008 which incidentally was the best quarter in our Company’s history. Q3 2009 was our 27th consecutive positive quarter in terms of operating income.

Our gross profit for the quarter was approximately 70% of revenue and our operating income was approximately 9% of revenue. During the quarter, we sold an additional 350 new accounts, including 56 new banks and 294 new enterprise security customers. This compares to the third quarter a year ago in which we sold 365 new accounts, including 62 banks and 303 enterprises security customers.

We now have over 9000 customers, including almost 1350 banks in more than 100 countries. Although management considers the number of new customers as an indicator of the momentum of our business and effectiveness of our distribution channel, the number of new customers is not indicative of future revenue.

The results of third quarter were in line with our expectations discussed during the Q2 2009 conference call. The third quarter as expected was weaker than the second quarter due to seasonality and the economic headwinds we’ve been experiencing over the last four quarters.

I’m very pleased to report that during the third quarter of 2009, our cash and working capital balances increased 5% and 4%, respectively. At September 30, 2009 our net cash balance was $71.2 million and we had $83.3 million of working capital.

This strong cash balance gives us the flexibility to manage our business intelligently and to look for investments that will fuel future growth. This does not mean, however, that we will start spending money without thoughtful consideration.

We will look carefully where we need to invest in both short and longer-term opportunities. Accordingly, we’re in the process of adding additional sales staff where opportunities for growth are promising.

However, we will continue to make maintain our general cost containment programs due to these challenging market conditions. With our strong fundamentals, including a healthy cash position, no debt, and 27 consecutive profitable quarters; we’re better equipped than many to weather this economic storm.

Lately there have been encouraging words about the economy. On September 16, 2009 after his speech at the Brookings Institution in Washington, DC; Federal Reserve Chairman, Ben Bernanke, observed that the recession was most likely over.

This came just after the Commerce Department reported that retail sales had climbed 2.7% in August. Likewise there’ve been many publicly reporting companies that have offered a more optimistic view of the economy and its effect on their results.

VASCO also believes that the financial decline abated during Q3 and we expect our volume of orders to increase during the fourth quarter. We continue to see an increase in RFPs, that’s request for proposals, for new projects and an improvement in our own weighted forecast for existing customers. These are all signs that the financial crisis has bottomed out and that VASCO’s business model is holding up in these difficult times.

Looking forward, we believe that the financial, economic and regulatory environments that have had a large negative effect on our banking customers are improving. At this time, I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer.

Jan Valcke - VASCO Data Security International - President and COO

Thank you, Ken. Ladies and gentlemen, the third quarter was a profitable quarter despite the economic situation and the seasonality that affected our results due to the July/August holiday period.

This means that we have succeeded in being profitable through the first three quarters of the challenging year 2009. Our business strategy works in good times and in less positive times. Our business mix between banking, enterprise security, and application security gives us a high-margin result, allowing us to be profitable even when our largest revenue source, the financial sector, slowed down.

VASCO keeps investing in its long-term success. We are in the process of reinforcing our sales resources in important geographic and vertical areas. The fact that we are profitable, have zero debt and a healthy cash position allows us to invest when other companies are forced to cut.

When we look into our core markets, we see that our banking business has been seriously hit by the financial crisis and its consequences. We expect that crisis has reached its bottom during the third quarter and that our banking business will gradually recover over the next quarter.

Ken mentioned earlier an increase in the number of RFPs for online banking projects. We have been able to win a number of these projects because of our unique business model, the quality and breadth of our products and solutions and our industry know-how. Our enterprise security business is surprisingly stable over the first three quarters, defying the economic recession.

Interest in our products for the application security market is also growing. Application security includes all customer-facing, non-banking online applications. This market could be defined as the combination of B2B and B2C e-commerce and e-business.

In the past, we had one major source of income, the banking sector. After the crisis, we expect to have steady revenue streams from banking, enterprise security and application security. As you may know, VACMAN Controller is the core of our server product line.

Identikey is our robust and comprehensive authentication server which supports all authentication technologies, including VASCO’s recently announced PKI product range. Our PKI range currently consists of the CertiID software solution and the growing DIGIPASS Key product family.

Thanks to these investments in R&D, we are now competitive in mid and large enterprise opportunities that were previously out of our reach. The proliferation of VACMAN and the growing popularity of Identikey are opening up many opportunities for cross and up-selling for VASCO.

Thanks to Identikey, we are now competitive in large enterprise opportunities. In the last few quarters, Identikey has allowed us to win several competitive deals in mid-sized and large enterprises. Enterprise security authentication includes employee remote access, network security and Web security.

VASCO has evolved into a true end-to-end authentication company, spanning the entire range between employee security and consumer security, based [on one unique] VACMAN platform. Consumer security, including our banking and application security markets, is tackled via our own sales force and our own competence centers.

VASCO competence centers bundle all the Company’s competence in one vertical market such as online gaming. By creating competence centers, we enhance our dominance in new verticals, building upon our expertise and the skills of our people.

Employee security is covered by our enterprise security business. As you know, VASCO tackles the enterprise security market via a two-tier metric of distributors and resellers. We keep investing in new products for enterprise security and we focus [sternly] on the quality of our channel.

Our SEAL training academy does a tremendous job in training and certifying our channel partners’ engineers by creating authorized training centers and much more. I conclude, ladies and gentlemen, by acknowledging that the three first quarters of 2009 were not the easiest in the Company’s history.

Nevertheless all three quarters were profitable and I am convinced that when the economy picks up again; the skills of our people, our investment in best-of-breed products and services and the right business strategy and execution will make VASCO even stronger than before. Thank you.

Ken Hunt - VASCO Data Security International - Chairman, Founder and CEO

Thank you, Jan. At this time, I would like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer. Cliff?

Cliff Bown - VASCO Data Security International - EVP and CFO

Thanks, Ken, and welcome to everyone on the call. As noted earlier by Ken, revenues for the third quarter of 2009 were $22.1 million, a decrease of $17.6 million or 44% from the third quarter of 2008.

For the first nine months, revenues were $69.8 million, a decrease of $34.2 million or 33% from the comparable period in 2008. The decrease in revenue for the third quarter reflected significant declines in revenues from both the banking and enterprise and application security markets. The decrease in revenue for the first nine months reflected a significant decline in revenues for the banking market, partially offset by an increase in revenues from enterprise and application securities market.

Revenues for the banking market decreased 49% and 41% for the third quarter and first nine months of 2009 respectively when compared to the same periods in 2008. Revenues from the enterprise and application security market decreased 20% for the third quarter and increased 2% for the first nine months of 2009 respectively when compared to the same periods in 2008.

It should be noted that the comparison of revenues was negatively impacted by the stronger US dollar in 2009. We estimate that revenues in the third quarter and first nine months of 2009 were approximately $600,000 and $4.3 million lower respectively than they would have been had the exchange rates in 2009 been the same as in 2008.

The percentage of revenue coming from the enterprise and application security market whose average gross margin as a percentage of revenue is generally 20 to 30 percentage points higher than the gross margin from the banking market has increased in 2009 when compared to 2008. The distribution of our revenue in the third quarter of 2009 between our two primary markets was approximately 75% from banking and 25% from enterprise application security.

This compares to 83% from banking and 17% from enterprise and application security in Q3 of 2008. For the first nine months of 2009, 73% of our revenue was from banking and 27% was enterprise and application security and compares to 82% from banking and 18% from enterprise and application security for the first nine months of 2008.

Our revenues continued to come predominantly from outside the United States. The geographic distribution of our revenues in the third quarter was approximately 77% from Europe, 9% from the United States, 6% from Asia and the remaining 8% from other countries. The geographic distribution of our revenue for the first nine months of 2009 was approximately 73% from Europe, 6% from the United States, 9% from Asia, and the remaining 12% from other countries.

Gross profit as a percentage of revenue for both the third quarter and first nine months of 2009 was approximately 70%. In 2008, gross profit as a percentage of revenue was also 70% for both the third quarter and first nine months of the year.

As there were no material changes in the gross profit as a percentage of revenue, there were no material changes in the underlying components driving our gross margins. For example, our non-hardware revenues were between 23% and 24% of total revenue for each of the three and nine-month periods in 2009 and 2008.

While the mix of products sold in the third quarter and first nine months of 2009 reflected an increase in card readers sold as a percentage of total revenue when compared to the same periods in 2008, the impact of the increase in readers sold was offset by improved margins and non-reader hardware products sold. Revenues from card readers were approximately 18% of our revenue for both third quarter and first nine months of 2009 and compared to approximately 13% and 16% respectively for the comparable periods in 2008. As noted on previous calls, our card reader product line has lower margins due to competitive pricing pressures.

Operating expenses for the third quarter of 2009 were $13.4 million, a decrease of $3 million or 18% from the third quarter of 2008. Operating expenses for the first nine months of 2009 were $40.8 million, a decrease of $6.2 million or 13% from the same period in 2008.

The comparison of operating expenses in 2009 to 2008 was positively impacted by the stronger US dollar in 2009. We estimate that expenses were $900,000 and $4.3 million lower for the third quarter and first 9 months respectively than they would have been had the exchange rates in 2009 been the same as in 2008.

Operating expenses for the third quarter of 2009 included $484,000 of expense related to stock based incentive plans. For the first nine months of 2009, operating expenses included a benefit of $785,000 related to stock-based incentive plans.

As noted in our first quarter conference call, we reversed approximately $2 million of accruals that had been established in prior years for our long-term incentive-based compensation plan where it is no longer likely that the performance targets will be met. Stock-based incentive plans expenses in the third quarter and first nine months of 2008 were $811,000 and $2,284,000, respectively.

For the third quarter, including the benefit of currency, operating expenses decreased by $2.1 million or 24% in sales and marketing, decreased by $236,000 or 8% in research and development, and decreased by $610,000 or 14% in G&A when compared to the third quarter of 2008.

The decrease in sales and marketing expense primarily reflected the benefit of the change in exchange rates, lower compensation expenses, lower marketing expenses and lower travel expenses. The decrease in research and development expense primarily reflected the benefit of the exchange rates, partially offset by an increase in average headcount. The decrease in general and administrative expenses primarily reflected the benefit in exchange rates, lower recruiting expenses, lower insurance expenses, lower professional fees, partially offset by an increase in depreciation expense and an increase in average headcount.

As a result of our investment in new staff throughout 2008, our average total headcount in the third quarter of 2000 was 16 persons or 6% higher than the average headcount in the third quarter of 2008. The increase in average headcount included an increase of 12 persons in research and development and four persons in general and administrative staff.

For the first nine months of 2009, operating expenses decreased by $3.8 million or 15% in sales and marketing, $431,000 or 5% in research and development and $1.8 million or 15% in general and administrative when compared to the same period in 2008.

In addition (inaudible) the reasons noted for the changes in the third quarter, the decreases in expense for the first nine months reflected the benefit from the reduction in stock-based incentive compensation plan expense as previously noted. In addition, the reduction in expense was partially offset by an increase in our average headcount in all areas.

Our average headcount for the first nine months of 2009 was 15 persons or 10% higher in sales and marketing and operations staff, 16 persons or 21% higher in R&D staff and 10 persons or 26% higher in general and administrative staff. Operating income for the third quarter of 2009 was $2 million, a decrease of $9.5 million or 83% from the $11.4 million reported for the third quarter of 2008.

For the first nine months, operating income was $8 million in 2009, a decrease of $18.3 million or 70% from the $26.3 million reported in 2008. Operating income as a percent of revenue or operating margin was 8.8% in the third quarter and 11.5% for the first nine months of 2009.

In 2008, our operating margins were 28.8% for the quarter and 25.3% for the first nine months. While we have benefited from our cost containment actions, the decrease in operating margin reflects the fact that we have continued to maintain our investments that we made in our infrastructure in 2008 that will be needed to support future growth.

The Company reported income tax expense $1 million for the third quarter and $2.9 million for the first nine months of 2009. The effective tax rate was 40% and 29% for the third quarter and first nine months of 2009 respectively. For 2008, the Company reported income tax expense of $1.8 million for the third quarter and $5 million for the first nine months.

The effective tax rate reported for 2008 was 16% for the third quarter and 19% for the nine-month period ended September 30. The effective tax rates for both 2009 and 2008 reflect our estimate of the full-year tax rate at the end of the third quarter in each period.

In both periods, adjustments were made in the third quarter to reflect the change in estimate for the full-year tax rate. The increase in the tax rate in 2009 compared to 2008 is primarily attributable to a reduction in pre-tax profit. Under our current structure, our effective rate will be very sensitive to the level of pre-tax income. As pre-tax income increases, we expect the effective rate to decline; and as pre-tax income decreases, the effective rate will increase.

Earnings before interest, taxes, depreciation and amortization, EBITDA or operating cash flow if you will, was $3.3 million for the third quarter and $11.9 million for the first nine months of 2009. EBITDA was $8.1 million or 71% lower in the third quarter and $16.5 million or 58% lower for the first nine months than in the first nine months of 2008. The reduction in EBITDA primarily reflects the reduction in earnings.

The makeup of our work force as of September 30, 2009 was 294 people worldwide with 156 in sales, marketing and customer support; 93 in research and development and 45 in general and administrative. As noted previously, the average headcount for the third quarter was 16 persons or 6% higher than the average headcount for the third quarter of 2008 and the average headcount for the first nine months of 2009 was 41 persons or 16% higher than the average headcount in the same period of 2008.

Our strong cash and working capital balances continued to increase during the third quarter of 2009. As of September 30, 2009 our net cash balance which is defined as total cash less bank borrowings was $71.2 million, an increase of $3.6 million or 5% from $67.6 million at June 30, 2009; an increase of $13.5 million or 23% from $57.7 million at December 31, 2008.

As of September 30, 2009 our working capital balance was $83.3 million, an increase of $3.4 million or 4% from $79.9 million at June 30, 2009 and an increase of $7.4 million or 10% from $75.9 million at December 31, 2008. We had no debt outstanding during the quarter.

During the quarter, our day sales outstanding and accounts receivable increased to 85 days as of September 30, 2009 from 65 days at June 30, 2009 and from 79 days at December 31, 2008. The increase in DSO was primarily related to the timing of when sales were made in the quarter.

Thank you very much for your attention. I would now like to turn the meeting back to Ken.

Ken Hunt - VASCO Data Security International - Chairman, Founder and CEO

Thank you, Cliff. Summing up, we expect to be profitable for the full year 2009 through focus and execution. We will continue to invest in our marketing activities, our people and our infrastructure while containing our costs. In light of the continued uncertainty in the market, VASCO will continue to temporarily discontinue providing annual guidance.

At this time, we will open the call for your questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions) Brian Freed, Morgan Keegan.

Brian Freed - Morgan Keegan & Co., Inc. - Analyst

Real quick, when you look at your customers, can you talk about where you think in the recovery cycle a stepped-up investment in strong authentication comes? Particularly with your product, do you see them conserving more of an infrastructure function or a marketing function? Just kind of wanting to understand where you guys would play in the recovery cycle.

Ken Hunt - VASCO Data Security International - Chairman, Founder and CEO

Jan, would you like to address that question.

Jan Valcke - VASCO Data Security International - President and COO

I’m sorry (inaudible) the line was so bad. Could you maybe repeat the question?

Ken Hunt - VASCO Data Security International - Chairman, Founder and CEO

Brian, do you mind repeating the question?

Brian Freed - Morgan Keegan & Co., Inc. - Analyst

Sure, at what point in an economic recovery scenario do you see authentication coming into play? I’m just trying to understand if you think it is a leading function or somewhat of a lagging function?

Jan Valcke - VASCO Data Security International - President and COO

Yes, thank you for repeating that. So basically in the enterprise security, which we could define as security for employees, we see an increasing demand to secure business applications — business applications, the ERP system, Salesforce.com and so on.

So there we have developed a model that with one DIGIPASS, you can secure all your business applications, remote access; again, all those applications that those employees are using. That has been very successful. It’s thanks to the Identikey that we can now also tackle very large enterprises with that offering.

So we see in detail an increase. On the other hand, we also saw an increase in all those applications, gaming being one of it. Gaming has certainly not been hurt by the economical crisis but there are also other sources, security, distributors that are securing their transactions with their customers. So in these both areas, we see really an increase in demand and also in execution.

Ken Hunt - VASCO Data Security International - Chairman, Founder and CEO

Brian, I think it’s also the fact that as the banks are coming out of this economic issue or problem, they’re starting to think more about rethinking their online banking projects and it’s one of the reasons we are noticing more RFPs. These RFPs are consistent with supporting online banking applications where strong authentication is required.

Brian Freed - Morgan Keegan & Co., Inc. - Analyst

Okay, and you know on that same vein, can you talk a little bit more about the increases you’re seeing in RFPs, if it’s a particular vertical or application? I think you hinted at it on the banking side but could you give a little more color?

Ken Hunt - VASCO Data Security International - Chairman, Founder and CEO

Sure, Jan?

Jan Valcke - VASCO Data Security International - President and COO

Well basically the crease in RFPs are in the banking industry. You need to see that a lot of businesses coming in without an RFP just on a purchase order. It’s only the large corporate and banks certainly that more and more are working to RFPs. So it is really in the banking industry.

Ken Hunt - VASCO Data Security International - Chairman, Founder and CEO

And there’s another issue. There for a while we really weren’t seeing any large contracts, the volume purchase orders we call them, and that has picked up as well.

Brian Freed - Morgan Keegan & Co., Inc. - Analyst

Did you see the pickup in Q3 or are you seeing it subsequent in Q3?

Ken Hunt - VASCO Data Security International - Chairman, Founder and CEO

We saw it in Q3. We’re actually starting to build some backlog for 2010.

Brian Freed - Morgan Keegan & Co., Inc. - Analyst

Good deal. Thanks. I’ll cede the floor.

Operator

Joe Maxa, Dougherty.

Joe Maxa - Dougherty & Company - Analyst

Ken, talking about the increased RFPs — and it sounds like you’re expecting Q4 to be, based on the language, up sequentially. No guidance, but can you give us an idea how Q4 is shaping up so far versus Q3 and then how backend it typically is, how backend loaded the quarter typically is?

Ken Hunt - VASCO Data Security International - Chairman, Founder and CEO

In terms of the month of October this year compared to the month of October last year, we are up. I won’t give you a percentage but we are up very nicely. Jan, do you have any thing else you would like to add there?

Jan Valcke - VASCO Data Security International - President and COO

Well you see, without giving the real numbers, we see basically a decrease in order intake during the last months. And since September, the order intake is picking up again very strongly, I should say. And we see also continuation in October.

Ken Hunt - VASCO Data Security International - Chairman, Founder and CEO

And I should add one more thing. You remember when we were giving guidance, we would go into a quarter and we would talk about backlog.

We could always rely on a certain percentage of additional revenue coming in to add to that backlog. And it wasn’t a huge number. Because the banks particularly are ordering in smaller quantities and more often, we find that we enter a quarter with not nearly as much firm backlog but is created during the quarter. So in terms of loading, it’s probably mid and later in the quarter that the revenues come in and are accounted for.

Joe Maxa - Dougherty & Company - Analyst

All right, let me ask on the operating expense side. Q3 numbers sequentially were down pretty significantly a couple million dollars. Can you just address how you got those to that level from Q2?

Ken Hunt - VASCO Data Security International - Chairman, Founder and CEO

Cliff?

Cliff Bown - VASCO Data Security International - EVP and CFO

Most of those dollars you would see are in the sales and marketing area and we have a very large portion of our staff in sales and marketing in the European region. That being their heavier holiday period, there was a lot more focus on those people taking their vacations during that time period.

So we didn’t have their salary expenses. Also with revenues down, there were lower commission expenses, lower sales bonuses paid during the quarter, lower travel expenses and lower marketing expenses, tradeshows and those kinds of things within the sales and marketing group. So Jan and his team really cut back in Q3 on those activities given both the holiday schedule and the economic environment.

Joe Maxa - Dougherty & Company - Analyst

So the Q2 level is more of a normal level to think about?

Cliff Bown - VASCO Data Security International - EVP and CFO

I would expect so, yes.

Joe Maxa - Dougherty & Company - Analyst

Last for me, the gross margins. If you’re banking is picking up, we should expect gross margins to tick down?

Cliff Bown - VASCO Data Security International - EVP and CFO

I would expect them to be under pressure, yes, and tick down a little bit if the percentage of revenue coming from the banking versus enterprise security increases again.

Operator

Andrew Abrams, Avian Securities.

Andrew Abrams - Avian Securities - Analyst

Can you talk a little bit about the enterprise business and what you are seeing there? That business hasn’t been affected I guess to the extent that the banking business has. Are you seeing any signs of life from the enterprise side specifically or is it kind of just dead as it has been for the last couple of quarters?

Ken Hunt - VASCO Data Security International - Chairman, Founder and CEO

Jan, again, address that please.

Jan Valcke - VASCO Data Security International - President and COO

Yes, we see — first of all if you look at the numbers, the percentages, you will see that the US is picking up. Again, the US has a large part of its business coming from enterprise security and application security.

So, we can say that has two reasons. The first of all is the introduction of a new suite of products with the Identikey which gives us openings to larger enterprises. And secondly, it’s also that the economic climate is getting better.

I expect that we see that also in the trends, that that trend will continue outside US also. So primarily first of all, our new product range that makes it sure that we can go to larger enterprises and also the economic climate is getting better and better for that market.

Operator

Daniel Ives, FBR Capital Markets.

Daniel Ives - FBR Capital Markets - Analyst

Just a quick question. In regard to just deal sizes, when you (inaudible) your RFPs and there’s new existing customers, I mean if you think about that trend, is it to continuing to increase sequentially and maybe even year over year?

Ken Hunt - VASCO Data Security International - Chairman, Founder and CEO

In terms of deal size, Daniel?

Daniel Ives - FBR Capital Markets - Analyst

Yes, just in terms of the potential deal sizes on the RFP, the potential revenue implications. Are you starting to see the bigger deals (multiple speakers) on the RFP both within the installed base but also in the new customers if you just think about it sequentially?

Ken Hunt - VASCO Data Security International - Chairman, Founder and CEO

Yes, I would say that in terms of the existing customers, for the most part they’re still operating as they have for the last three or four quarters and that’s smaller orders but much more often. In terms of the size of the RFPs, Jan, would you like to comment about that?

Jan Valcke - VASCO Data Security International - President and COO

The RFPs are coming from prospects. So not so much from our existing customer base and the deals can be seen as large.

Operator

Scott Zeller, Needham & Co.

Scott Zeller - Needham & Company - Analyst

Could you tell us if in the new deal activity you are seeing with RFPs if the makeup of the technology that the larger banks are looking at has changed? For instance, is there movement towards soft key and away from token based authentication?

Ken Hunt - VASCO Data Security International - Chairman, Founder and CEO

Well, we have always had an attitude of offering a wide variety of products and we have had what amounts to the soft token available for three years. So we have been ready for market acceptance or adoption for a long time.

Certainly as the phones become more intelligent and you are basically downloading a little application to the phone, it is going to become more popular and we’re planning for it and we are seeing it. Our business for soft tokens or tokens that go onto a BlackBerry or an iPhone or any kind of intelligent phone, those revenues are up rather dramatically and we expect them to continue.

I have said this before and I will continue to maintain this position unless I see something dramatically change, we think that in many cases, the customers do like a personalized calculator called the DIGIPASS. And we have always manufactured for our larger customers, banks and now gaming companies, the DIGIPASS model that they choose. We manufacture it in their corporate color and with their logo and they actually use it as a brand for whatever application they are offering.

Andrew Abrams - Avian Securities - Analyst

It sounds like you would characterize the typical large customer though as still being hardware focused.

Ken Hunt - VASCO Data Security International - Chairman, Founder and CEO

Certainly on the banking side, as an example with the man in the middle attacks, a simple one-time password is not sufficient. And so in many of the banks applications, the banks buy our product that has a keypad on the calculator so that they can generate an electronic signature. That same functionality in terms of software can be made available through a soft token, a DIGIPASS soft token on a cell phone. Again it does one-time password and it also generates a signature based upon the instructions that are being sent to the banks so that if it’s intercepted, if those instructions are intercepted in the Internet and modified in any way, the bank on the other end will not be able to generate a signature that matches the user’s signature.

Andrew Abrams - Avian Securities - Analyst

Okay and two quick ones then. Any 10% customers in the quarter and could you give us some guidance on the tax rate, just rough guidance even?

Cliff Bown - VASCO Data Security International - EVP and CFO

Yes, there were no 10% customers in either the quarter or on a year-to-date basis in 2009. The percentage of revenue coming from that top 10 group of customers continues to decline. In Q3 it was 39% this year versus about 53% last year.

On a year-to-date basis, 36% this year versus 46% last year. In terms of the tax rate, the best guidance I can give you is look at the year-to-date full year or year-to-date effective tax rate because that’s our best estimate of the full-year effective tax rate.

That tax rate will be sensitive to continued changes in the fourth quarter’s earnings. If earnings are higher than we expected in the fourth quarter, we’ve got the potential for that tax rate to come down a bit. If earnings are lower than we currently expect, the tax rate has the potential to go up a bit. But 29% is our best estimate for the full year as we stand here today.

Operator

Martin Yokosawa, Tory Asset Management.

Martin Yokosawa - Tory Asset Management - Analyst

Glad to see that things are picking up. Could you tell me — people are talking about double dip recession. Would you see would cause a double dip in the banks, the continuation of increasing order size or just the business climate in general? In particular, I'm worried about the Eastern Bloc banks and the effect on the Western banks.

Ken Hunt - VASCO Data Security International - Chairman, Founder and CEO

So, Martin, your question is should we expect a temporary uptick with the banks and then a downtick, is that your question?

Martin Yokosawa - Tory Asset Management - Analyst

What would cause it, I guess? What do you see would cause it? Again, one of the worries that I am hearing from this side of the pond is that some Western European banks have some undisclosed holdings in Eastern European banks that are having some difficulties and then I just hope it doesn’t slow things down going forward.

Ken Hunt - VASCO Data Security International - Chairman, Founder and CEO

Jan, would you like to comment about that? You are closer to that. I know that I saw last night that ING was being broken up into a smaller bank. I think that’s probably longer-term healthy for that bank and maybe other banks will follow suit. As far as issues in Eastern European banking community, I’m not aware of it. Jan, have you heard anything?

Jan Valcke - VASCO Data Security International - President and COO

Okay, well we need to make of course the difference here between the European Community countries, where the European Community has stated that the local states, the local countries could help the local banks and afterwards that the European community would justify that help in the banks. Basically, to what does it come down regarding our business is that European Community is saying bankers, please go back to your core business to banking loans, savings and so on.

And basically I think that’s good news for VASCO because that means that their focus is growing. I will not say (inaudible) because it is already there — is going to increase static accounts to more electronic banking accounts. They go back really to their core business.

Now what do we see is that probably there will be some banks becoming largest in niche markets and mainly that’s probably the banks that did not receive help from their states. It will not become huge bank, it will just become large banks in a niche market, whatever that may be. And secondly, we see general banks that were large and operating several countries, when they have received help of the European Community that they need to go back to their core business to split insurances with the banking business and so on.

But basically, I don’t think that will hurt our business. Contrarily, I think that will help our business because they need to go back to their core business, being a traditional banker and that means for us increasing electronic accounts. In Eastern Europe, there are — traditionally there was an enormous peak in the banking industry the last years.

There has been some seriously downsizing in those Eastern banks. But again, what do we see again? We see again that those banks are investing seriously in electronic banking programs, that they are increasing because it’s a matter of cost savings. You may not forget that the crisis is basically good for our business because the bank is going to need to invest in much more automatization. I’m not aware that banks will have financial difficulties that they could not purchase any more our products or that they would go bankrupt.

Operator

Ignatius Njoku, Jefferies & Co.

Ignatius Njoku - Jefferies & Company, Inc. - Analyst

First can you talk about what you are seeing from the emerging markets? Are you seeing any strength in any particular country?

Ken Hunt - VASCO Data Security International - Chairman, Founder and CEO

Jan, would you like to address that, please?

Jan Valcke - VASCO Data Security International - President and COO

Yes, we see in this emerging markets, there a lot of emerging markets (inaudible) we have in the traditional term of economical (inaudible) Brazil, Russia India and China. We see that this emerging markets has been the last quarter much more cautious, even in some of those countries who are not really — like China, not hurt by the economical crisis, not hurt by the financial crisis.

We see that they were very cautious, that they delayed. But see also now and that’s one of the things that we see in the increase of our RFPs, that probably those markets will increase their investment in electronic banking in the next quarters and years. Then you have the smaller emerging markets and I believe there again, we will see an increase in investments in electronic banking projects.

Operator

(Operator Instructions) Rob Owens, Pacific Crest.

Rob Owens - Pacific Crest Securities - Analyst

Can you just give us a sense or some color around what the pricing delta is between a soft token and a hard token right now?

Ken Hunt - VASCO Data Security International - Chairman, Founder and CEO

Well as you know, Rob, our pricing has always been based upon volumes, volume pricing. And there’s a lot of elasticity even in the physical hard token, the DIGIPASS hard token, in terms of the price per unit if you’re selling 50 versus the price per unit if you are selling 500,000.

The same holds true for the soft token. We price it based upon the volumes. It is less expensive than a hard token and it’s almost all margin. So I would say the best way to think of it is it’s driven by the number of units that a customer will commit to over a period of time.

Rob Owens - Pacific Crest Securities - Analyst

I understand but if we took a comparable number of units, is there any 10, 20%, 30% typical discount between a hard token and a soft token?

Ken Hunt - VASCO Data Security International - Chairman, Founder and CEO

I don’t know that there is a particular percentage, no.

Jan Valcke - VASCO Data Security International - President and COO

Maybe I can give you some answer, if you permit. Basically our price is based on a user license price on the VATMAN controller/Identikey/Identifier. So let’s say that more and more of our margins are at the infrastructure side.

Now at the client side with what we call DIGIPASS, you really need to see DIGIPASS as an e-signature software product, a software product. Once it is embedded in our own hardware platform, then we can call it a token.

Secondly it can be on a mobile telephone, it can be software and so on and so on. So basically on the DIGIPASS side where we have it differentiated between hardware and software, you really need to see margin-wise basically we make more or less the same money on a software-based [divide] as on a hardware-based [divide].

Operator

Gentleman, it appears that there are no further questions from our audience. Mr. Hunt, I’ll return the presentation to you once again.

Ken Hunt - VASCO Data Security International - Chairman, Founder and CEO

All right, well thanks everybody for participating. Thank you for your attendance today. I look forward to your participation in the next earnings conference call for Q4 2009. Thanks to the VASCO people worldwide for their continued hard work and their efforts. We appreciate it very much. Good day, everybody.

Operator

Thank you, Mr. Hunt. Ladies and gentlemen, that does conclude the conference call for today. We thank you all for your participation and ask that you please disconnect. Thank you once again. Have a great day.

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